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                                                                    Exhibit 4.69

                           SOFTWARE LICENSE AGREEMENT

This Software License Agreement (hereinafter referred to as "this Agreement") is entered into by and between the following two parties in Shanghai on January 12, 2005.

Party A/The licensor: Shanghai Linktone Internet Technology Co., Ltd.
Address: Xinlian Village, Malu Town Jia Ding District, Shanghai

Party B/The licensee: Shanghai Weilan Computer Co., Ltd.
Address: No.558, Da-Zhi Road West, Ma-Lu Town, Jia Ding District, Shanghai

The licensor and the licensee are each referred to as "either party", and jointly referred to as "the two/both parties".

Whereas:

(1) The licensor is a wholly foreign owned company incorporated in Shanghai under the laws of PRC, and owns the intellectual property and ownership in the "Linktone RBT SMS Order Software V1.0" (hereinafter referred to as the "cell phone game software");

(2) The licensee is a wholly domestic invested company incorporated in Shanghai under the laws of PRC, and has been approved by Shanghai Municipal Communications Administration to provide information service (excluding Internet information service and telephone information service);

(3) The licensor permits the licensee to use the cell phone game software and provide it with relevant technical support service; whilst the licensee agrees to accept the authorization by the licensor to use the cell phone game software and pay related fees accordingly.

NOW THEREFORE, after friendly negotiation the two parties hereby agree as follows:

1. Licensed content and scope:

1.1 The licensor grants the licensee the right to use the aforesaid cell phone game software.

1.2 Within the term of this Agreement, the licensor provides the licensee with the following guarantees and support with regard to the use of the cell phone game software:

1.2.1 Guarantee for installation, preliminary trainings and adjustments: the licensor shall provide the licensee with software installation and preliminary trainings, and also make initial adjustments into the software when necessary.

1.2.2 Guarantee for additional training: if the licensee requests the licensor to provide additional training, the licensor shall do its utmost to provide such training in time as requested.


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1.2.3 Guarantee for maintenance and update: the licensor commits to rectifying the errors and/or faults in the cell phone game software, and providing maintenance for the sake of guaranteeing the normal use of cell phone game software, including but not limited to maintenance and update of software technology and content.

1.2.4 Guarantee for safe operations of software: the licensor shall, within the term of this Agreement, provide support at any time to ensure the safe operations of the cell phone game software.

1.2.5 Guarantee for market demands and sales amount: the licensor guarantees that it has the proprietary right of the cell phone game software, and shall technically assist the licensee in market promotion and sales supports.

1.3 The right to use the cell phone game software under this Agreement shall be non-transferable, sole and exclusive.

1.4 The right to use the cell phone game software granted to the licensee under this Agreement shall be effective only within the scope of value-added telecom service. The licensee agrees not to make use of directly or indirectly, or authorize any other party to make use of, the aforesaid cell phone game software in any manner, unless otherwise provided under this Agreement.

1.5 The license to the licensee under this Agreement shall be effective only within the territory of PRC. The licensee agrees not to make use of directly or indirectly, or authorize any other party to make use of, the aforesaid cell phone game software within any other region.

2. Ownership and intellectual property:

The licensor particularly agrees and guarantees that it owns the entire intellectual property in the cell phone game software, and possesses the full power to grant the right to use of the cell phone game software to the licensee. Such rights are the whole rights that the owner of intellectual property of the cell phone game software shall enjoy, and will not infringe on the rights of any other party. The licensor particularly guarantees that it has already gone through, or is going to go through necessary formalities for registration of those relevant software products with competent departments.

3. Charge and payment

Considering the fact that the right to use cell phone game software and the service provided by the licensor constitute an indispensable, significant component part for the sake of the licensee's provision of value-added telecom service; and that the development of value-added telecom service that the licensor provides its end-users with is directly dependent, to a rather big extent, on the quality of the cell phone game software and technical service; and also that the licensor has invested a lot of manpower and resource during development of the cell phone game software; and with an eye to the necessity of providing those service items and guarantees listed under the sub-clauses 1.2.1,
12.2 and 1.2.3 to the licensee for a long period of time within the term of this


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Agreement, both parties agree that the licensee shall pay the following fees to the licensor as stipulated under the following sub-clauses:

3.1 Within the period of time when the cell phone game software is used as licensed, the licensee shall pay 92% of its total revenue earned from provision of short message service to the licensor, as the charge for software use and access to relevant technical service.

3.2 The licensee shall, within the following 7 days after the ending of each month, provide the licensor with the statement of its sales income of the cell phone game software in the preceding month.

3.3 The licensee shall pay the charge for software use on a monthly basis. The licensee shall, within the following 7 days after the ending of each month, pay the charge for software use with regard to its factual sales income in the preceding month to the licensor.

3.4 Within the ensuing one month after expiration of this Agreement, the licensee shall, still as per this Agreement, pay the entirety of the charge for software use which is payable but outstanding with regard to the proceeds that it has earned prior to the date of expiration of this Agreement, to the licensor.

3.5 Payment:

All payments that the licensee shall make to the licensor pursuant to this Agreement shall be made in Renminbi into the following bank account via bank transfer:

Bank of deposits: _______________________________
Address: ________________________________________
Account number: _________________________________

4. Software protection and confidentiality

4.1 Software protection

4.1.1 The licensee agrees to provide the licensor with necessary assistance to protect the licensor's ownership in aforesaid cell phone game software. Once any third party claims compensation upon such software, the licensor shall be able to, at its own discretion, respond to a lawsuit filed with regard to such compensation in its own name, or in the licensee's name or in both parties' names. In case that any other third party commits any behavior that infringes upon the aforesaid cell phone game software, the licensee shall, within the limits of its own knowledge, immediately notify the licensor in writing of the behavior that infringes upon the aforesaid trademark; only the licensor shall have the right to decide whether to take any action against such infringement behavior(s) or not.

4.1.2 The licensee agrees to make use of the aforesaid cell phone game software only under this Agreement, and not to make use of such cell phone game software in any manner that is deemed by the licensor as fraudulent or misleading or any other manner that jeopardizes the aforesaid cell phone game software or the business reputation of the licensor.

4.2 Confidentiality


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4.2.1 The licensee shall keep all confidential data and information of the licensor that it knows or gets in touch with for reason of being licensed to use the aforesaid cell phone game software (hereinafter referred to as "confidential information") in secrecy; in addition, when this Agreement is terminated, the licensee shall return all those files, documents and software that have borne such confidential information to the licensor as requested by the licensor, or destroy such files, documents and software on its own, and delete all the confidential information from all relevant memory devices, and shall not continue to use such confidential information. The licensee shall not disclose or transfer out such confidential information to any other third party, without the written consent from the licensor.

4.2.2 Both parties agree that no matter whether this Agreement is amended, dissolved or terminated, sub-clause 4.2.1 shall remain in effect further still.

5. Statements and undertakings

5.1 The licensor states and undertakes as follows:

5.1.1 The licensor is a company duly incorporated in accordance with, and validly existing under, the laws of PRC.

5.1.2 The licensor signs and fulfills this Agreement within the limits of its corporate powers and business scope; has already taken necessary corporate behaviors and been duly authorized; and has already acquired the consent and approval from the third party and the competent governmental agency, as well as having not violated the restrictions imposed by those laws & agreements that are binding or governing.

5.1.3 Once signed under laws, this Agreement shall constitute obligations that are lawful, effective and binding on the licensor, and can be enforced towards the licensor in line with the terms of this Agreement.

5.1.4 The licensor owns the intellectual property and ownership in the cell phone game software under this Agreement.

5.2 The licensee states and undertakes as follows:

5.2.1 The licensee is a company duly incorporated in accordance with, and validly existing under, the laws of PRC, and has been approved by the competent department under the Chinese government to provide information service (exclusive of Internet information service and telephone information service).

5.2.2 The licensee signs and fulfills this Agreement within the limits of its corporate powers and business scope; has already taken necessary corporate behaviors and been duly authorized; and has already acquired the consent and approval from the third party and the competent governmental agency, as well as having not violated the restrictions imposed by those laws & agreements that are binding or governing.

5.2.3 Once signed, this Agreement shall constitute obligations that are lawful, effective and binding on the licensee, and can be enforced towards the licensee in line with the terms of this


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Agreement.

6. Promotion

Under any circumstances, if the licensee needs to use promotional materials regarding the cell phone game software, then it shall bear the production costs of such promotional materials. The licensor shall own, solely and exclusively, those intellectual properties in all the promotional materials with regard to the trademark under this Agreement, no matter that such promotional material have been invented or used by the licensor or the licensee. The licensee agrees not to promote the public awareness of, or advertise, the cell phone game software under this Agreement on any radio or TV channel, newspapers, magazines, Internet or any other medium, without acquiring the prior written consent from the licensor.

7. Term of this Agreement:

7.1 This Agreement is signed and takes into effect on the date specified at the beginning of this context; and shall be expired on 31 December 2006, unless this Agreement is terminated earlier as stipulated herein.

7.2 This Agreement may be renewed prior to the expiration date, after the licensor has confirmed such a renewal in writing; in such a case, the two parties shall enter into another agreement. However, the licensee shall not have the right to unilaterally confirm whether or not this Agreement is to be renewed.

7.3 Within the term of this Agreement, the licensor shall be entitled to, at any time, send out a written notice to the licensee for termination of this Agreement; and such notice for termination will become effective commencing from the 30th day after it is sent out.

8. Amendments and termination of agreement:

Either party shall be entitled to send out a written notice to the other party, which has committed any behavior in severe violation of this Agreement (including but not limited to violation of its obligations described under Clause 2 or Clause 3 under this Agreement) and has further failed to rectify its violation behavior as such within the ensuing 30 days after its receipt of a notice sent out by the non-breaching party with regard to both the occurrence and existence of its violation behavior, for terminating this Agreement immediately; however, the termination of this Agreement shall not jeopardize any right or relief that the party asking for termination of this Agreement has enjoyed according to laws or for any other reason.

9. Force majeure

9.1 "Force majeure" meanz all those events which cannot be foreseen at the time of signing this Agreement, and whose occurrences and consequences cannot be avoided or overcome, and that occur after the date when this Agreement is signed and impede either party from fulfilling a part or


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the whole of this Agreement. Such events include earthquake, typhoon, flood, fire, warfare, discontinuity of international or domestic transportation work, prohibition or any other similar action taken by the government or any other public agency, infectious disease and any other accidents that cannot be foreseen, avoided or overcome, including those events that are defined as force majeure events according to the generally acknowledged business practices.

9.2 In case of occurrence of any force majeure event, either party shall be able to suspend fulfillment of its obligations which are affected by such a force majeure event during the period of postponement thus incurred, and postpone the time limit for its fulfillment of such obligations accordingly; the time length of such a postponement shall be equal to the period of time when the fulfillment of such obligations is suspended; and the affected party does not need to pay any penalty or make any compensation in such a case.

9.3 The party that claims the occurrence of force majeure shall, within the ensuing ___ days after occurrence of the force majeure event, notify the other party of the occurrence of such a force majeure event in writing, plus the time length of its duration. Furthermore, the party that claims the occurrence of force majeure shall make all rational efforts to terminate the force majeure.

9.4 In case of occurrence of any force majeure event, the two parties shall immediately negotiate with each other to seek after an equitable method of settlement and make all rational efforts to minimize the consequences of this force majeure event.

10. Notification

10.1 In case of occurrence of any matter that is likely to give rise to any dispute or affect the fulfillment of this Agreement, either party shall have the obligation to notify the other party in writing in an effective manner within a reasonablel period of time.

10.2 The effective modes for acknowledgement for receipt of a notice under this Agreement include: registered mail, express mail, and courier delivery.

10.3 Any written notice, no matter sent by registered mail, express mail or courier delivery, shall be deemed as being received on the date when the concerned recipient puts his or her signature on acknowledgement for his or her receipt of such a notice, or on the 7th day after being sent out. If the date of signing the acknowledgement for receipt of this notice comes earlier than the 7th day after the notice is sent out, then the same notice shall be deemed as being received on the date of signing the acknowledgement; and on the contrary, the notice shall be deemed as being received on the 7th day after the notice is sent out. All notices shall be sent to the following addresses of the two parties:

Party A's address: 5/F., Dong Yin Building, No. 689 Beijing Road East, Zip Code:
200001

Party B's address: 4/F., Dong Yin Building, No. 689 Beijing Road East, Zip Code:
200001

Either party that needs to change its address stated above must notify the other party in writing.

11. Settlement of disputes


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11.1 In case that any disputes arise between the two parties with regard to their fulfillment of relevant matters under this Agreement, they shall firstly endeavor to solve such disputes through friendly negotiations. In case that they fail to solve such disputes after negotiating with each other in a friendly manner, it is then necessary for them to render such disputes for settlement via litigation or in a non-litigant way.

11.2 In case that the disputes between the two parties cannot be solved through friendly negotiations, either party shall be entitled to institute legal proceedings to the People's Court in the place where the licensor is located.

11.3 The other matters under this Agreement than those in disputes shall be performed as per the stipulations under this Agreement further still, during the course of litigation.

12. Governing laws

This Agreement shall be governed by, and interpreted in accordance with, the laws of the People's Republic of China.

13. Effectiveness of agreement

This Agreement shall come into effect immediately upon execution by the authorized representatives of the two parties.

14. General provisions

14.1 Either party's exemption of the other party ("the latter") from the latter's responsibility for either violation or failure in fulfillment of any clause under this Agreement, or the latter's failure in fulfilling any clause or any right under this Agreement for one or more times must not be construed as any amendment into any right under this Agreement and a waiver of its right of investigating into the latter's responsibility for any subsequent violation or failure in fulfillment of this Agreement, or a waiver of any of such clauses or rights in this Agreement.

14.2 The ineffectiveness of any clause in this Agreement must not affect the effectiveness of any other clause under this Agreement. In the event that any clause under this Agreement is found ineffective, such a clause shall be deemed as having been superseded by a different clause which caters for the original interests of the parties as much as possible and will not become ineffective.

14.3 The licensee shall not transfer or lease out, put in pledge, or re-license this Agreement and any of those rights and obligations that the licensor licenses to the licensee under this Agreement to any third party, without acquiring the written consent upon doing so from the licensor; meanwhile, the licensee shall not transfer out any portion of its economic interests that it has acquired via licensing, or its rights under this Agreement, in any manner to any third party.

14.4 This Agreement and its appendixes shall constitute the entire agreements by and between the parties under this Agreement with regard to the subject matter of this Agreement. In the event that this Agreement conflicts with any of those prior understandings, statements, arrangements,


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undertakings and agreements reached by and between both parties orally or in writing, the Agreement shall prevail, and also supersede all those oral or written understandings, statements, arrangements, undertakings and agreements that conflict with this Agreement.

14.5 The clause titles that are inserted into this Agreement have been given only for reading facilitation purpose, and shall not be used to explain the clauses; besides, these titles do not constitute any restrictions against the contents of this Agreement, either.

15. Supplementary provisions

15.1 This Agreement is written in two counterparts, each party to retain one.

15.2 Those documents and agreements with regard to licensing software that the two parties have signed shall constitute the appendixes to this Agreement. These appendixes shall each constitute an integral component part of this Agreement, and shall be of equal legal effect with this Agreement.

15.3 It is allowed to revise, amend or supplement this Agreement after the two parties have agreed to do so through negotiations; in the meantime, such revision, amendment and supplementation into this Agreement shall not become effective until having been signed in writing by the authorized representatives of the two parties and also having borne the official seals of the two parties.

15.4 Those matters not covered under this Agreement shall be handled by and between the two parties in conformity to the Contract Law of the People's Republic of China and relevant laws and regulations.

The licensor: Shanghai Linktone Internet Technology Co., Ltd.

Authorized representative: Sealed

The licensee: Shanghai Weilan Computer Co., Ltd.

Authorized representative: Sealed


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